Exhibit 5.14

CONSENT OF GORDON ZUROWSKI, P.ENG.

The undersigned hereby consents to the use of their reports entitled “Technical Report on Aurizona Gold Mine Expansion Pre-Feasibility Study” with an effective date of September 20, 2021 and a report date of November 4, 2021, and “Technical Report on the Mesquite Gold Mine, California U.S.A.” with an effective date of December 31, 2019, and a report date of April 27, 2020, and the information derived therefrom, as well as the reference to their name, in each case where used or incorporated by reference in the Registration Statement on Form F-10 of Equinox Gold Corp.

/s/ Gordon Zurowski
By: Gordon Zurowski, P.Eng.

Dated: November 21, 2022